Exhibit 99

Contact information: Investor Relations: Bob Vold 651.325.4300 Media: David Ewald 651-290-6276 Cell: 612-490-2650

For Immediate Release

Gander Mountain Company Announces Fourth Quarter and Fiscal 2008 Results

Record Annual Revenues Exceed $1 Billion for the first time

Record Fourth Quarter Revenues of $334 Million

Record Fourth Quarter Cash Flows from Operations of $109 Million

ST. PAUL, Minn., April 22, 2009 /PRNewswire-FirstCall/ — Gander Mountain Company (www.GanderMtn.com) (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, camping, and marine products and services and outdoor lifestyle apparel and footwear, today announced results for the fourth quarter and fiscal year ended January 31, 2009.  In addition, a pre-recorded call offering additional comments on the quarter will be available to all investors on the company’s Website at www.GanderMtn.com, both as a webcast and in the form of a transcript.  An archived webcast and transcript will remain available on the company’s Website for approximately 90 days.

Fourth Quarter 2008:

Gander Mountain’s fiscal fourth quarter 2008 results included record consolidated sales of $334.1 million compared to consolidated sales of $317.6 million for the fourth quarter of fiscal 2007, a 5.2 percent increase.

Retail segment sales for the fourth quarter were $322.0 million, an increase of $10.0 million or 3.2 percent, as compared to the fiscal 2007 fourth quarter. Direct segment sales were $12.1 million for the quarter, compared to $5.5 million for the same quarter last year.  The increase in Direct segment sales resulted primarily from the startup of the new Gander Direct internet and catalog operations in the third quarter of fiscal 2008 and the inclusion of Overton’s, acquired in December 2007, for the full quarter in fiscal 2008.

Retail segment net income in the fourth quarter was $16.6 million, which includes a $6.5 million non-cash charge for impairment of goodwill in light of current market conditions.  Excluding the non-cash impairment charge, retail segment net income in the fourth quarter was $23.1 million.  For the fourth quarter of fiscal 2007, retail net income was $7.0 million.  The improvement resulted primarily from increased product margins and decreased SG&A costs. Direct segment net loss for the fourth quarter was $3.5 million, compared with a net loss of $1.2 million in the fourth quarter of 2007.

Consolidated net income improved to $13.0 million for the fiscal 2008 fourth quarter, including the $6.5 million non-cash charge for impairment of goodwill, compared to net income of $5.8 million for the same quarter last year.  Excluding the non-cash impairment charge, consolidated net income for the fiscal 2008 fourth quarter was $19.6 million.

As reported, comparable store sales during the fourth quarter of fiscal 2008 were (0.2) percent, an improvement over (6.5) percent in the third quarter of fiscal 2008. The firearms, ammunition, seasonal hunting and footwear categories all experienced strong sales performance during the quarter.  Comparable store sales were a positive 2.7 percent during the quarter, excluding the (2.9) percent impact of boats, ATV sales and power sport services, which are categories the company is in the process of exiting.

Consolidated SG&A costs, as a percentage of sales, improved 168 basis points to 20.0 percent of sales in the fourth quarter of fiscal 2008 as compared to the fourth quarter of fiscal 2007.

2008 Fiscal Year:

For the fiscal year, the company reported record sales of $1.1 billion, an increase of 9.8 percent over the prior year.  The company reported a net loss for the year of $15.5 million, or ($0.64) per share, compared with a net loss of $31.8 million, or ($1.52) per share for the 2007 fiscal year.

Retail segment results for the year were a net loss of $9.4 million compared with a net loss of $30.6 million in fiscal 2007.  Comparable store sales declined 5.6 percent. Direct segment results were a net loss of $6.1 million compared with a net loss of $1.2 million in fiscal 2007 reflecting additional investment in the launch of Gander Direct in fiscal 2008.

Improvement in inventory management resulted in a decrease in Retail segment inventory of 18 percent per square foot, year-over-year, and a 23 percent decrease in Retail segment clearance inventory.

Record cash flows from operating activities for the year were $59.2 million, an improvement of approximately $90 million over fiscal year 2007. During the year, the Company reduced its total debt by approximately $38 million.

“Gander Mountain improved its performance through the year in total revenues, operating performance and cash generation as we applied a more disciplined approach to our operations, capital, and expense decisions,” said David C. Pratt, chairman and interim chief executive officer.  “Thus far into 2009, in a difficult retail environment, we continue to see progress in operating performance.  Our ongoing efforts to build the leadership team, improve operating margins, and reduce debt should continue the momentum we generated in the ‘New Gander Mountain’ this last fiscal year.”

About Gander Mountain Company:

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, marine, and outdoor lifestyle apparel and footwear, products and services. Established in 1960, the Gander Mountain brand has offered an expanding assortment of outdoor equipment, technical apparel and footwear, as well as gunsmith and archery services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors” culture, Gander Mountain dedicates itself to creating outdoor memories. There are 116 conveniently located Gander Mountain outdoor lifestyle stores in 23 states and three outlet stores.  Customers may also shop at www.GanderMtn.com. For the nearest store location call 800-282-5993 or visit www.GanderMtn.com. Gander Mountain is also the parent company of Overton’s (www.overtons.com), a leading catalog and Internet based retailer of products for boating and other water sports enthusiasts.

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Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2007 and other required reports, as filed with the SEC, which are available at http://www.GanderMtn.com and at the SEC’s Website at http://www.sec.gov.

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Gander Mountain Company

Consolidated Statements of Operations

(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Sales	$334,114	$317,604	$1,064,569	$969,403
Cost of goods sold	242,897	232,357	794,080	728,649
Gross profit	91,217	85,247	270,489	240,754

Operating expenses:
Selling, general and administrative expenses	66,951	68,988	257,822	240,744
Exit costs, impairment and other charges	927	4,285	907	6,493
Goodwill impairment charge	6,514	—	6,514	—
Pre-opening expenses	13	84	2,048	4,836
Income (loss) from operations	16,812	11,890	3,198	(11,319)
Interest expense, net	3,707	5,696	18,008	19,745
Income (loss) before income taxes	13,105	6,194	(14,810)	(31,064)
Income tax provision	68	375	687	750
Net Income (loss)	$13,037	$5,819	$(15,497)	$(31,814)

Income (loss) per common share
Basic	$0.54	$0.25	$(0.64)	$(1.52)
Diluted	$0.54	$0.25	$(0.64)	$(1.52)

Weighted average common shares outstanding
Basic	24,149	22,889	24,102	20,913
Diluted	24,149	22,901	24,102	20,913

Gander Mountain Company

Consolidated Balance Sheets

(In thousands)

	January 31,	February 2,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$1,655	$2,622
Accounts receivable	10,784	10,992
Income tax receivable	62	486
Inventories	358,127	403,683
Prepaids and other current assets	12,132	15,987
Total current assets	382,760	433,770

Property and equipment, net	162,180	168,685
Goodwill	47,114	48,803
Acquired intangible assets, net	19,130	25,098
Other assets, net	1,936	3,576
Total assets	$613,120	$679,932

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$204,514	$246,013
Accounts payable	63,863	72,563
Accrued and other current liabilities	55,456	60,606
Notes payable - related parties	10,000	—
Current maturities of long term debt	15,628	8,247
Total current liabilities	349,461	387,429

Long term debt	50,402	64,173
Deferred income taxes	5,954	7,113
Other long term liabilities	27,398	27,397

Shareholders’ equity:
Preferred stock ($.01 par value, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 24,195,736 and 24,049,064 shares issued and outstanding)	242	241
Additional paid-in-capital	278,691	277,110
Accumulated deficit	(99,028)	(83,531)
Total shareholders’ equity	179,905	193,820
Total liabilities and shareholders’ equity	$613,120	$679,932

Gander Mountain Company

Consolidated Statements of Cash Flows

(In thousands)

	52 Weeks Ended
	January 31,	February 2,
	2009	2008
Operating activities
Net loss	$(15,497)	$(31,814)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	31,046	27,589
Exit costs, impairment and other charges	(533)	4,561
Goodwill impairment charge	6,514	—
Stock-based compensation expense	1,175	1,587
(Gain)/ loss on disposal of assets	(62)	289
Change in operating assets and liabilities:
Accounts receivable	(72)	484
Inventories	45,555	(36,324)
Prepaids and other current assets	3,816	(3,947)
Other assets	(236)	(2,046)
Accounts payable and other liabilities	(12,910)	9,224
Deferred income taxes	384	—
Net cash provided by (used in) operating activities	59,180	(30,397)

Investing activities
Purchases of property and equipment	(18,513)	(46,549)
Acquisition of business and related expenses	(172)	(76,493)
Proceeds from insurance settlement	—	726
Proceeds from sale of assets	101	—
Net cash used in investing activities	(18,584)	(122,316)

Financing activities
(Repayments) borrowings under credit facility, net	(41,499)	77,528
Proceeds from short term notes payable - related parties	10,000	—
Proceeds from long term debt	—	53,082
Reductions in long term debt	(10,471)	(3,874)
Proceeds from sales of common stock, net of expenses	—	23,967
Proceeds from exercise of stock options and employee stock purchases	407	3,290
Net cash (used in) provided by financing activities	(41,563)	153,993

Net (decrease) increase in cash	(967)	1,280
Cash, beginning of period	2,622	1,342
Cash, end of period	$1,655	$2,622

Non-cash investing activities: During the 52 weeks ended January 31, 2009 and February 2, 2008, the Company acquired equipment totaling approximately $4.1 million and $3.6 million, respectively, that was financed through capital leases. These amounts are excluded from Purchases of property and equipment in this statement of cash flows.

Gander Mountain Company

Segment Information

(In thousands)

Statement of Operations data:

	13 Weeks Ended			13 Weeks Ended
	January 31, 2009			February 2, 2008
	Retail	Direct	Total	Retail	Direct	Total
Sales	$322,031	$12,083	$334,114	$312,064	$5,540	$317,604
Depreciation and amortization	7,801	287	8,088	7,659	185	7,844
Exit costs, impairment & other charges	927	—	927	4,285	—	4,285
Goodwill impairment charge	6,514	—	6,514	—	—	—
Income (loss) from operations	19,719	(2,907)	16,812	12,455	(565)	11,890
Net income (loss)	$16,584	$(3,547)	$13,037	$7,025	$(1,206)	$5,819

	52 Weeks Ended			52 Weeks Ended
	January 31, 2009			February 2, 2008
	Retail	Direct	Total	Retail	Direct	Total
Sales	$978,675	$85,894	$1,064,569	$963,863	$5,540	$969,403
Depreciation and amortization	30,120	1,402	31,522	27,470	185	27,655
Exit costs, impairment & other charges	907	—	907	6,493	—	6,493
Goodwill impairment charge	6,514	—	6,514	—	—	—
Income (loss) from operations	6,090	(2,892)	3,198	(10,754)	(565)	(11,319)
Net income (loss)	$(9,357)	$(6,140)	$(15,497)	$(30,608)	$(1,206)	$(31,814)

Balance Sheet data:

	As of January 31, 2009			As of February 2, 2008
	Retail	Direct	Total	Retail	Direct	Total
Total assets	$517,812	$95,308	$613,120	$587,320	$92,612	$679,932
Inventories	334,868	23,259	358,127	384,510	19,173	403,683
Goodwill & acquired intangible assets	400	65,844	66,244	7,083	66,818	73,901
Long term debt	$20,402	$30,000	$50,402	$26,673	$37,500	$64,173